EXHIBIT 99.1

SCHEDULE II


                                          theglobe.com, inc.
                                   VALUATION AND QUALIFYING ACCOUNTS
                                    ALLOWANCE FOR DOUBTFUL ACCOUNTS




                                   BALANCE AT         ADDITIONS                          BALANCE AT
                                    BEGINNING          CHARGED                              END
                                    OF PERIOD         TO EXPENSE       DEDUCTIONS        OF PERIOD
                                 ----------------   ---------------  ---------------   ---------------


Year ended December 31, 1996       $     -            $     -           $     -           $     -
Year ended December 31, 1997       $     -            $  12,000         $     -           $   12,000
Year ended December 31, 1998       $   12,000         $  387,878        $  99,742         $  300,136
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